Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of TeleCommunication Systems, Inc. for the registration of 2,236,258 shares of its Class A common stock and to the incorporation by reference therein of our report dated August 26, 2009, with respect to the consolidated financial statements of Networks In Motion, Inc. included in the Current Report (Form 8-K/A) of TeleCommunication Systems, Inc. dated December 15, 2009 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Orange County, California
February 19, 2010